Exhibit 99.1

Progress Energy closes on final non-regulated asset divestiture
Appalachian coal mine and river terminals sold for $94 million

RALEIGH, N.C. (March 7, 2008) – Progress Energy [NYSE: PGN] today announced that it has closed on the agreements to sell Powell Mountain Coal Company, Dulcimer Land Company and Kanawha River Terminals to an investor group for $94 million in cash. The deal was previously announced in December 2007.

The Investor Group consists of affiliates of Traxys North America, LLC, Pegasus Capital Advisors, L.P., and Kelso & Company. This is the final divestiture of Progress Energy’s restructuring plan related to the non-regulated investments in Progress Ventures. Proceeds from the transactions will be used for general corporate purposes.

Powell Mountain Coal Company and Dulcimer Land consist of approximately 30,000 acres of land in Lee County, Va., and Harlan County, Ky. There are approximately 40 million tons of coal reserves on the property. Kanawha River Terminals operates five river terminals located on the Ohio River and its tributaries.  The facilities have annual capacity in excess of 40 million tons for transloading, blending and storage of coal and other commodities.

“This is the completion of a successful restructuring plan that has allowed Progress Energy to strengthen its balance sheet and reduce the overall risk profile of the company,” said Bill Johnson, chairman, president and CEO of Progress Energy. "This restructuring is part of our strategic decision to turn our full attention to the regulated electric utility business. Our company is well positioned to enter an era of expansion and growth in our utilities, with a balanced approach that emphasizes energy efficiency, the use of alternative and renewable energy sources and state-of-the-art power plants.”

Traxys North America is an international physical metals and minerals marketing, distribution and trading company headquartered in New York.  For more information visit the company’s website at www.Traxys.com.

Pegasus Capital Advisors is a private equity fund manager that invests in middle market companies across a wide variety of industries, with a particular interest in businesses that make a meaningful contribution to society by positively affecting the environment, contributing to sustainability and enabling healthy living. Established in 1995, Pegasus currently manages over $1.8 billion in assets.

Kelso is a private equity firm headquartered in New York.  For more information visit the firm’s website at www.kelso.com.

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 energy company with more than 21,000 megawatts of generation capacity and $9 billion in annual revenues. The company will observe its 100th anniversary in 2008. Progress Energy includes two major utilities that serve more than 3.1 million customers in the Carolinas and Florida. The company is the 2006 recipient of the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence. The company also is the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. Progress Energy serves two fast-growing areas of the country, and the company is pursuing a balanced strategy for a secure energy future. That balance includes aggressive energy efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system. For more information about Progress Energy, visit the company’s Web site at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, by their very nature, involve assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement speaks only as of the date such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

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